EXHIBIT 23

CONSENT OF INDEPENDENT PETROLEUM CONSULTANTS

DeGolyer and MacNaughton

5001 Spring Valley Road

Dallas, Texas 75244

July 16, 2012

Bering Exploration, Inc.

710 Post Oak Road

Suite 410

Houston, Texas 77024

Ladies and Gentlemen:

We hereby consent to the references to DeGolyer and MacNaughton, to the incorporatoin of information contained in our letter report dated July 13, 2012 and references to our letter report dated July 13, 2012 in “Part I, Item 1. Description of Business” and “Part II, Item 8. Financial Statements and Supplementary Data” in the Annual Report on Form 10-K of Bering Exploration, Inc. for the fiscal year ended March 31, 2012 (the 10-K). We also consent ot the inclusion of our letter report dated July 13, 2012 in “Part III, Item 15. Exhibits and Financial Statement Schedules” as “Exhibit 99.1” in the 10-K.

Very truly yours,

/s/ DeGOLYER and MacNAUGHTON
DeGOLYER and MacNAUGHTON
Texas Registered Engineering Firm F-716